Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
Joele Frank, Wilkinson Brimmer Katcher
Dan Katcher/ Ed Trissel – 212.355.4449
WMI #08-18
WASTE MANAGEMENT PROVIDES UPDATE
ON STATUS OF HART-SCOTT-RODINO FILING
HOUSTON – August 26, 2008 – Waste Management, Inc. (NYSE: WMI) announced that it has received a second request for information from the Antitrust Division of the Department of Justice (DOJ) in connection with the Company’s July 24, 2008 filing under the Hart-Scott-Rodino (“HSR”) Antitrust Improvements Act of 1976 to purchase shares of Republic Services, Inc. (NYSE: RSG). The Company noted that since its HSR filing, it has been in regular communication with the DOJ, and has voluntarily supplied the DOJ with substantial market information in advance of a second request. The Company intends to respond promptly to the second request and will continue to cooperate with the DOJ as it conducts its review.
On August 11, 2008, Waste Management announced that it had made a revised proposal to the Board of Directors of Republic to acquire all of Republic’s outstanding common stock for $37.00 per share in cash.
About Waste Management
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
Forward-Looking Statements
This press release contains forward-looking statements regarding, among other things, the proposed acquisition of Republic by Waste Management. Statements made in the future tense, and statements using words such as “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” and “believes,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of Waste Management. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Relevant risks and uncertainties relating to the proposed transaction include, but are not limited to: the risk that required regulatory review and approval may not be obtained in a timely manner, if at all; Republic’s directors and stockholders may not approve the proposed transaction; the anticipated benefits and synergies of the proposed transaction may not be realized; the integration of Republic’s operations with Waste Management could be materially delayed or may be more costly or difficult than expected; financing may not be available or may not be available on satisfactory terms; the reaction of the credit markets (including rating agencies) to the proposed transaction and expected refinancings may not be as anticipated; the proposed transaction may not be consummated; and legal proceedings may be commenced against Waste Management. For a description of relevant risks and uncertainties generally applicable to Waste Management, please see Waste Management’s filings with the Securities and Exchange Commission, which are available on Waste Management’s website or at www.sec.gov. In providing forward-looking statements, Waste Management does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.
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